EXHIBIT 10

                     DICKSTEIN PARTNERS INC.

Mark Dickstein                           Tel:  212-754-4000
President                                Fax:  212-754-5825


                               April 13, 1995

Board of Directors
Marietta Corporation
37 Huntington Street
Cortland, New York  13045

Gentlemen:

          It is now nearly three months since we and Calibre Capital Advisors first expressed to you our interest in acquiring Marietta for $11 per share. As we said at that time, there was a strong possibility that, if you would provide us the more-detailed nonpublic information that would normally be provided to a prospective bidder, we would be in a position to offer a higher price.

          We have repeatedly contacted your chief executive officer, Mr. Tannen, and your financial adviser, Goldman, Sachs & Co., with a view to obtaining this more-detailed nonpublic information. Following your announcement on March 13 that Marietta was exploring its financial alternatives, both Mr. Tannen and Goldman Sachs assured us that Marietta would deal with us in a fair and evenhanded manner vis-a-vis other bidders or financing sources in Marietta's efforts to maximize shareholder value. Specifically, we were repeatedly assured that we would receive the detailed nonpublic information as soon as it was available (and no later than any other prospective bidder or financing source). When we repeatedly asked to see a draft confidentiality agreement, we were told that Marietta's counsel was too busy to prepare a three-page draft, but that we would receive one as soon as it was ready and that counsel for Marietta would then immediately meet with our counsel to resolve any differences "in an afternoon."

PAGE

          We placed our most recent follow-up call to Goldman Sachs on April 10. In response to our inquiry, we were told that confidentiality agreements had already been sent the prior week to other interested parties, some of whom had already signed the agreements and received the information we had been seeking -- despite all the prior assurances that we would receive the confidentiality agreement as soon as it was ready and not later than anyone else.

          Finally, we received on April 11 the confidentiality agreement that we are being asked to sign. The agreement would prohibit us for one year from (among other things) proposing any transaction between us and the Company and/or its security holders, acquiring control of the Company (by solicitation of proxies or otherwise), or requesting a shareholders' meeting -- all this despite the fact that we had already proposed to acquire the Company, expressed our intention to solicit proxies to replace the present directors, and demanded that the Board of Directors call the annual meeting of shareholders. We, of course, will agree to none of these prohibitions -- as your representatives well knew all along, even as they assured us that any issues on the confidentiality agreement would be easily resolved.

          The proposed confidentiality agreement is, plain and simple, an attempt to exclude us -- the only announced bidder for the Company and the holder of nearly 15% of its outstanding shares -- from participating on an equal footing with other interested parties in the process that the Company is conducting to explore its financial alternatives. This transparent effort to exclude us is plainly detrimental to Marietta's public shareholders and we believe is in breach of your fiduciary duties to shareholders. It also flies in the face of assurances made to us that the process would be conducted fairly and that we would be given as much opportunity as anyone else to make our best offer. It is hard to understand how the Board of Directors, consistent with its fiduciary duty to shareholders, could exclude us, a serious and responsible bidder, from the process and not give us the information we need to make our best bid.

          The circumstances here are not novel or unique. There are today a number of instances where a potential buyer has made an unsolicited acquisition proposal and announced its intention to solicit proxies in an effort to replace the company's board, and the company in response has decided to explore its financial alternatives. For example, just last month Luxottica Group made an unsolicited bid to acquire U.S. Shoe and announced its intention to solicit proxies to replace the board of U.S. Shoe. The board of U.S. Shoe felt the offer undervalued the company.

PAGE

When Luxottica stated it would raise its bid if U.S. Shoe could convince it, through nonpublic information, that there was value beyond that set forth in its bid, U.S. Shoe provided Luxottica with nonpublic information pursuant to a confidentiality agreement containing none of the standstill prohibitions Marietta has asked us to accept. Quite the opposite, the U.S. Shoe confidentiality agreement made express allowance for Luxottica to pursue a proxy contest.

          Similarly, WHX recently made an unsolicited proposal to acquire Teledyne and announced its intention to solicit proxies to replace the board of Teledyne. Teledyne (a Goldman client) provided WHX with nonpublic information pursuant to a confidentiality agreement containing none of the standstill prohibitions Marietta seeks to impose, and expressly permitting WHX to solicit proxies. Following the receipt of the nonpublic information, WHX raised its bid.

          We have no doubt that other parties to whom Marietta has sent confidentiality agreements have voiced no objection to the standstill prohibitions. But that is plainly beside the point. Those parties have no intention of making an unsolicited acquisition proposal, no intention of soliciting proxies, no intention of calling for a shareholders meeting, and no existing equity stake that could be jeopardized by the existing Board's decisions. That others would agree to refrain from doing what they never intended to do in the first place has no bearing on whether it is reasonable for Marietta to impose such restrictions as a condition to providing us the nonpublic information that any prospective bidder would need in order to make its best offer.

          The directors of U.S. Shoe acted responsibly in giving information to Luxottica in order to get Luxottica's best offer even though Luxottica was still pursuing its unsolicited acquisition proposal and had not backed off from its intention to solicit proxies to replace the U.S. Shoe board. The directors of Teledyne acted responsibly in giving information to WHX in order to get WHX's best offer even though WHX was still pursuing its unsolicited acquisition proposal and was still pursuing its intention to solicit proxies in a director election contest. All we ask is that the directors of Marietta do the same.

          Over the past two months we have given Marietta the benefit of any doubt regarding its assurances as to how the exploration-of-financial-alternatives process would be conducted and how we would be treated. At this point we cannot help but feel that Marietta has dealt with us in bad faith. We insist that you do whatever is necessary, consistent with reasonable

commercial practice, to obtain the best offers from all responsible persons who express an interest in acquiring
Marietta, including ourselves, and not to favor any one person over any other. We believe your fiduciary duty to shareholders requires you to do no less.

          Two days ago, we asked Goldman whether the Company would remove the standstill provisions from the confidentiality agreement, and Goldman undertook to take that request to the Board. Not having heard any response, we are now writing to you directly. Please let us know promptly whether you wish to provide us with the information that will enable us to make our highest and best offer or whether, instead, you will insist on retaining the standstill provisions, thereby excluding us from your process. If you are willing to delete the standstill provisions, we are prepared to work with your advisors to finalize the confidentiality agreement expeditiously.

                              Very truly yours,


                              Mark Dickstein